EXHIBIT 2.1


              SUBSCRIPTION AGREEMENT, dated as of March 31, 2008 (this "Agreement"), between SHURGARD SELF STORAGE EUROPE LIMITED, a Guernsey company ("Shurgard Guernsey"), SHURGARD SELF STORAGE SCA, a Belgian societe en commandite par actions ("SSS SCA"), SHURGARD EUROPEAN HOLDINGS LLC, a Delaware limited liability company (the "Company"), PUBLIC STORAGE, a Maryland real estate investment trust ("Public Storage") and THOMAS P. DINAPOLI, COMPTROLLER OF THE STATE OF NEW YORK, AS TRUSTEE OF THE COMMON RETIREMENT FUND (the "Investor").

                                    RECITALS:

              WHEREAS,   the  Company  was  formed  for  the  purposes  of  this
transaction  under the provisions of the Delaware Limited  Liability Act, 6 Del.
C. 18-101 et. seq.;

              WHEREAS, the Company, SSS SCA, Shurgard Guernsey and their Subsidiaries intend to engage in a reorganization whereby the Company will become the holding company for their collective operations in Europe, Shurgard Guernsey will become a direct subsidiary of the Company and SSS SCA will become an indirect subsidiary of the Company;

              WHEREAS, following the Investor's payment of the Subscription Price (as defined below and in the manner set forth below) to the Company and the subsequent acquisition of SSS SCA at the Closing (as defined below), the Investor will then hold as an investment in the Company 51% of the limited liability company interests of the Company ("Shares"); and

              WHEREAS, the Investor, with the assistance of professional advisers, has had access to a data room containing extensive information on the Company, SSS SCA, Shurgard Guernsey and their Subsidiaries and has performed a due diligence investigation on the basis of such information;

              NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows. In this Agreement, the term "Transaction Documents" refers collectively to this Agreement and the Amended and Restated Limited Liability Company Agreement of the Company, dated March 31, 2008, by and between the Investor, Shurgard Storage Centers, LLC, a Delaware limited liability company and Public Storage (the "LLC Agreement").

                                   ARTICLE I

                         SUBSCRIPTION AND SALE OF SHARES

              1.1 SUBSCRIPTION AND SALE OF SHARES. On the terms and subject to the conditions set forth herein, the Investor will purchase from the Company, and the Company will issue and sell to the Investor, at the Closing immediately upon the receipt of and in return for the Subscription Price that number of Shares as will equal 51% of the outstanding Shares immediately following the Closing (the "Subscription").

              1.2 SUBSCRIPTION PRICE; SUBSCRIPTION PRICE ADJUSTMENTS. (a) At the Closing, the Investor agrees to pay to the Company (euro)382,288,500, payable in U.S. Dollars, in an amount calculated based on the exchange rate of Euros to

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Dollars  for the  Business  Day  immediately  preceding  the  Closing  Date,  as published in The Wall Street Journal (as adjusted pursuant to Section 1.2(b) and, after the Closing, Section 1.2(e), the "Subscription Price").

              (b) The payment at Closing will be increased by a working capital adjustment equal to (euro)923,000, representing 51% of the Company's pro rata share of the consolidated working capital as of December 31, 2007, and as summarized on Annex C.

              (c) Not later than forty-five (45) days after the Closing Date, the Company shall prepare a consolidated statement of operations for the period from December 31, 2007 through March 31, 2008 (the "Operating Statement") and deliver such Operating Statement to the Investor. The Operating Statement shall be prepared in accordance with GAAP applied on a consistent basis. The Investor and the Investor's accountants may make reasonable inquiries of the Company and its accountants, at reasonable times, upon reasonable advance notice, and without unreasonable interference to the Company's operations, regarding questions concerning or disagreements with the Operating Statement arising in the course of such review. As used in this Agreement, "Adjusted Net Income" means an amount equal to the consolidated net income (loss) of SSS SCA as reflected in the Operating Statement plus (1) the Company's pro rata share of depreciation and amortization expense from December 31, 2007 to the Closing, plus (2) non-cash employee share-base compensation expense and any other non-cash expense, plus (3) the amount of expenses incurred by SSS SCA, and Public Storage and its affiliates in connection with the arbitration proceeding relating to the joint venture entities First Shurgard Sprl and Second Shurgard Sprl from December 31, 2007 to the Closing, plus (4) the amount of expenses incurred by SSS SCA, Shurgard Guernsey and the Company, and Public Storage and its affiliates in connection with the Reorganization to the extent expensed from December 31, 2007 to the Closing, plus (5) the amount of expenses incurred by SSS SCA, Shurgard Guernsey and the Company, and Public Storage and its affiliates in connection with the negotiation and execution of the Loan Agreements to the extent expensed from December 31, 2007 to the Closing, up to $50,000, minus (6) any distributions paid to the PSA Member between December 31, 2007 and the Investor purchase of shares, minus (7) the Company's pro rata share of maintenance capital expenditures from December 31, 2007 to the Closing. For the avoidance of doubt, the Company shall reimburse Public Storage and its affiliates for all fees and expenses of the Reorganization and the Loan Agreement.

              (d) If the Investor disagrees with the Company's calculation of Adjusted Net Income, the Investor may, within thirty (30) days after delivery of the Operating Statement, deliver a notice to the Company disagreeing with the Company's calculation of the Adjusted Net Income amount and setting forth the basis of such dispute. Unless the Investor delivers a notice disagreeing with the Company's calculation of the Adjusted Net Income amount within such thirty
(30) day period, the Operating Statement as delivered by the Company shall bind the parties. Any such notice of disagreement shall specify those items or amounts as to which the Investor disagrees and the basis for such disagreement. Following delivery of such a notice so disagreeing, the Investor and the Company shall in good faith attempt promptly to resolve any disagreement as to the computation of any item in the Operating Statement, and any items as to which

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there is no  disagreement  shall  be  deemed  agreed.  If a  resolution  of such disagreement has not been effected within fifteen (15) days (or longer, as mutually agreed by the parties) after delivery of such letter, then either the Investor or the Company may submit any disagreement regarding the Operating Statement (a "Disputed Item") to Ernst & Young or other mutually acceptable party (the "Accountant") for determination. The Accountant shall be instructed to, in accordance with this Agreement, determine the amount of each Disputed Item and requested to complete such determination within thirty (30) days after the appointment of the Accountant. The Accountant shall not serve as an arbitrator. With respect to each Disputed Item, the Accountant shall adopt a position that is either equal to the Company's proposed position, equal to the Investor's proposed position, or between the positions proposed by the Company and the Investor. The determination of the Accountant shall be final and binding upon the Investor and the Company. Adjusted Net Income as finally determined or deemed to be determined in accordance herewith shall be referred to as "Closing Date Adjusted Net Income." The Investor and Public Storage shall enter into a customary engagement letter with the Accountant, which shall provide, inter alia, that all fees, costs and expenses of the Accountant shall be shared equally by the Investor and Public Storage and for customary indemnification of the Accountant by the Investor and Public Storage.

              (e) Upon final determination or deemed final determination of the Operating Statement, (a) if the Closing Date Adjusted Net Income is less than zero, then Public Storage shall pay, or cause to be paid, to the Investor, or its designee, the amount of (i) any such deficiency multiplied by (ii) 51% within two (2) Business Days after the determination of the Closing Date Adjusted Net Income, and (b) if the Closing Date Adjusted Net Income exceeds zero, then the Investor shall pay, or cause to be paid, to Public Storage, or its designee, (i) the amount of any such excess multiplied by (ii) 51% within five (5) Business Days after the determination of the Closing Date Adjusted Net Income. Any such payments shall be made in Euros, by wire transfer of immediately available funds to the account designated in writing by the Investor and the Company, as the case may be. Any payment made pursuant to this Section 1.2(e) shall be made with interest (such interest to be calculated on the basis of a year of three-hundred sixty (360) days and the actual number of days elapsed) on such amount from the Closing Date to the date of such payment at a rate equal to eight percent (8%) per annum and shall be considered to constitute an adjustment to the Subscription Price.

              1.3 REORGANIZATION. At the Closing, immediately following the Investor's delivery of funds and the Company's issuance of Shares pursuant to
Section 1.4(b)(1) and (2) below, Shurgard Guernsey and SSS SCA shall, and shall cause their applicable Affiliates to, take all actions to cause the Company to directly or indirectly own (or, with respect to the Executive Shares and Option Shares, have agreed to buy) all of the issued and outstanding share capital and profit certificates of SSS SCA and all of the assets held directly or indirectly by SSS SCA as of the date of this Agreement, in substantially the form disclosed to the Investor prior to the date hereof (such actions, together, the
"Reorganization"). At the Closing, the Investor shall receive evidence satisfactory to them that the Reorganization will be completed at the Closing.

              1.4 CLOSING. (a) The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 W. 52nd Street, New York, New York, commencing at 10:00 a.m., local time on the date hereof. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date." As used in this Agreement, "Business Day" means any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in the City of New York.

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          (b) At the  Closing,  the  following  events  shall occur in the order specified below:

              (1) the Investor shall deliver by wire transfer of immediately available funds to the Company the purchase price of the Shares in the amount of the Subscription Price;

              (2) the LLC Agreement shall be adopted and reflect that the Investor shall own 51% of the outstanding Shares immediately following the Closing;

              (3) the Reorganization will be completed and the Company will acquire all of the issued and outstanding share capital and profit certificates of SSS SCA and all of the assets held directly or indirectly by SSS SCA as of the date of this Agreement; and

              (4) the Company will use the proceeds of the Subscription: (i) first, to fund the purchase as of the Closing of all ordinary shares of SSS SCA that are subject to options held by employees of SSS SCA and its subsidiaries and Affiliates (the "Option Shares"); (ii) second, to set aside the amount needed to purchase all ordinary shares of SSS SCA owned by officers or employees of Public Storage (the "Executive Shares"); and (iii) and third, with the remaining balance, to make a distribution at the Closing to Shurgard Holdings (a distribution that represents, for U.S. federal income tax purposes, a reimbursement of part of the preformation capital expenditures incurred in acquiring interests in SSS SCA). At or prior to the Closing, the Company (or one or more of its subsidiaries) will enter into a written agreement to purchase all of the Executive Shares on or before June 20, 2008.

              For the avoidance of doubt, at all times prior to the transactions provided for in this Agreement the Investor has owned 51% of the Company, and at all times through the steps required to complete this transaction and immediately following the completion of those steps the Investor will own at least 51% of the outstanding Shares of the Company.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

              2.1 DISCLOSURE. (a) On or prior to the date hereof, the Company and SSS SCA delivered to the Investor a letter (the "Company Disclosure Letter") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company's representations or warranties contained in Section 2.2.

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              (b) The Investor  represents  and warrants  that the Investor does not have any Knowledge of any breach of the representations or warranties made by Public Storage, the Company, Shurgard Guernsey or SSS SCA.

              2.2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY, SSS SCA AND SHURGARD GUERNSEY. Except as set forth in the Disclosure Letter, the Company, SSS SCA and Shurgard Guernsey, jointly and severally, represent and warrant to the Investor as follows:

              (a) Financial Statements and Other Financial Data.
                  ----------------------------------------------

              (1) The audited consolidated financial statements (balance sheet, income statement and statements of cash flows) of SSS SCA for the years ended December 31, 2007 and 2006 (the "Financial Statements"), together with the related schedules and notes, give a true and fair view of the financial position of SSS SCA and its consolidated
          Subsidiaries at the dates and for the periods indicated and are consistent in all material respects with the books and records of SSS SCA and its consolidated Subsidiaries. The Financial Statements have been prepared in conformity with generally accepted accounting principles in the United States ("U.S. GAAP") applied on a consistent basis throughout the relevant periods. A true, correct and complete copy of the Financial Statements has been provided to the Investor.

              (2) Except for liabilities and obligations that have arisen in the ordinary course of business consistent with past practice since December 31, 2007, neither SSS SCA nor any of its Subsidiaries has any material liability or obligation of any nature (whether absolute or contingent, asserted or unasserted, or liquidated or unliquidated) that would be required to be included on a balance sheet prepared in accordance with U.S. GAAP applied on a consistent basis.

              (b) No Material Adverse Change in Business.
                  ---------------------------------------

              Since December 31, 2007, (1) no change has occurred and no circumstances exist which have had, or would reasonably be expected to have, a Material Adverse Effect, (2) there has been no dividend or distribution of any kind declared, paid or made by SSS SCA, Shurgard Guernsey, the Company or any of their Subsidiaries on any class of their respective share capital, (3) neither the Company nor any Subsidiary has made any tax elections or changed its method of tax accounting in a way that would have a Material Adverse Effect, (4) there has been no damage, destruction or loss that is not covered by insurance with respect to any of the properties of SSS SCA, Shurgard Guernsey, the Company or any of their Subsidiaries, exceeding (euro)1,000,000 individually or
(euro)5,000,000 in the aggregate, (5) there has been no acquisition (by merger, consolidation, purchase of assets or otherwise) of any Person or business, or any sale of all or any portion of the assets of SSS SCA, Shurgard Guernsey, the Company or any of their Subsidiaries, in each case exceeding (euro)1,000,000 individually or (euro)5,000,000 in the aggregate, (6) there has been no pledge of any assets of SSS SCA, Shurgard Guernsey, the Company or any of their Subsidiaries or the granting of any Lien on any of the assets SSS SCA, Shurgard Guernsey, the Company or any of their Subsidiaries, in each case to secure indebtedness for borrowed money exceeding (euro)5,000,000 and (7) there has been

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no  incurrence  of  indebtedness  exceeding  (euro)5,000,000,  other than in the ordinary course of business or vis-a-vis an Affiliate, or any issuance of any debt securities by SSS SCA, Shurgard Guernsey, the Company or any of their Subsidiaries. For purposes of this Agreement, a "Material Adverse Effect" means any circumstance, event, change or effect that, individually or in the
aggregate:   (1)  is  material  and  adverse  to  the  condition  (financial  or otherwise), results of operations, business, assets or liabilities of the Company, Shurgard Guernsey, SSS SCA and their Subsidiaries taken as a whole, or
(2) would materially impair the ability of the Company, Shurgard Guernsey or SSS SCA to perform their obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Subscription and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall be deemed not to include the impact of (A) changes or conditions (including, without limitation, changes in economic, financial market, credit market, regulatory or political conditions, whether resulting from acts of war or terrorism, an escalation of hostilities or otherwise) affecting the European or United States economies, foreign economies or any segment of the industries in which the Company or SSS SCA or their respective Subsidiaries operate, and which do not have a materially disproportionate impact on the Company, Shurgard Guernsey, SSS SCA and their Subsidiaries taken as a whole as compared to similarly situated self-storage companies, (B) changes in generally accepted accounting principles, which do not have a materially disproportionate impact on the Company, Shurgard Guernsey, SSS SCA and their Subsidiaries taken as a whole as compared to similarly situated self-storage companies, (C) changes in Laws of general applicability or interpretations thereof by any domestic or foreign governmental or regulatory authorities, agencies, courts, commissions or other entities (collectively, "Governmental Entities"), and which do not have a materially disproportionate impact on the Company, Shurgard Guernsey, SSS SCA and their Subsidiaries taken as a whole as compared to similarly situated self-storage companies, (D) actions or omissions of either party taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) this Agreement, the transactions contemplated hereby or the announcement thereof.

              (c) Due Formation of SSS SCA, Shurgard Guernsey and the Company.
                  ------------------------------------------------------------

              (1) SSS SCA is duly incorporated and is validly existing as a societe en commandite par actions in Belgium and has all requisite corporate power and authority to own, lease and operate its properties and to enter into and perform its obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby, including the Reorganization; and SSS SCA is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing has not resulted in and would not be reasonably likely to result in a Material Adverse Effect.

              (2) The Company is duly formed and is validly existing as a limited liability company in the State of Delaware, is in good standing under the Laws of the State of Delaware and has all requisite power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby; and the Company is duly qualified as a foreign entity to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing has not resulted in and would not be reasonably

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          likely to result in a Material Adverse Effect.  The Company was formed solely for the purposes of engaging in the transactions contemplated by the Transaction Documents and the Reorganization and has not engaged in any business or incurred any liabilities or obligations other than as contemplated by the Transaction Documents or incurred in connection with the transactions contemplated by the Transaction Documents.

              (3) Shurgard Guernsey is duly incorporated and is validly existing as a company in Guernsey, is in good standing under the Laws of Guernsey and has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby; and Shurgard Guernsey is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business.

              (d) Subsidiaries.
                  -------------

              (1) Section 2.2(d) of the Company Disclosure Letter contains a list of each Subsidiary of each of the Company, SSS SCA and Shurgard Guernsey. Each of the Company, SSS SCA and Shurgard Guernsey owns 100% of the outstanding equity interests of its respective Subsidiaries, free and clear of all liens, claims, encumbrances, mortgages, pledges, security interests and charges ("Liens").

              (2) (A) Each Subsidiary has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation where such good standing is required and no steps have been taken or contemplated by SSS SCA, Shurgard Guernsey or the Company, or to the Knowledge of SSS SCA, Shurgard Guernsey or the Company, taken or threatened by a third party for its winding up, dissolution or insolvency under the Laws of the jurisdiction of its organization. Each Subsidiary has full corporate power and authority under its memorandum and articles of association or other governing documents and otherwise to own, lease and operate its properties and to conduct its business and is duly qualified as a foreign corporation to transact business in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business; (B) all of the issued and outstanding ordinary shares of each Subsidiary have been duly and validly authorized and issued, are fully paid, and not subject to the call for the payment of further capital and non-assessable, free and clear of all Liens; and (C) none of the outstanding ordinary shares of any Subsidiary was issued in violation of the pre-emptive or similar rights of any security holder of such Subsidiary.

              (e) Share Capital.
                  --------------

              The limited liability interests of the Company are owned by the Persons and in the amounts set forth in Section 2.2(e) of the Company Disclosure Letter. The issued and outstanding limited liability interests of the Company have been duly and validly authorized, issued and fully paid and is not subject

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to any call for the payment of further capital and is  non-assessable;  and none of the issued and outstanding limited liability interests were issued in violation of any pre-emptive or other similar rights of any security holder of the Company. Except for the Executive Shares and European options which are to be acquired in connection with the Reorganization, there are no outstanding securities convertible into or exchangeable for, or warrants, rights or options, or agreements to grant warrants, rights or options, to purchase from SSS SCA, Shurgard Guernsey or the Company or any Subsidiaries or to subscribe for, or obligations or commitments of SSS SCA, Shurgard Guernsey or the Company or any Subsidiaries to create, issue, sell or otherwise dispose of, any securities (or any such securities, warrants, rights, options or obligations) of SSS SCA, Shurgard Guernsey or the Company or any Subsidiaries.

              (f) Authorization of Agreement.
                  ---------------------------

              The Transaction Documents and each agreement executed in connection with the Reorganization to which it is a party have been duly authorized, executed and delivered by the Company, SSS SCA and Shurgard Guernsey and is a valid, binding and enforceable agreement of the Company, SSS SCA and Shurgard Guernsey in accordance with its terms.

              (g) Absence of Defaults and Conflicts.
                  ----------------------------------

              (1) None of SSS SCA,  Shurgard  Guernsey,  the  Company  or any of
their Subsidiaries is in violation of its constitutional documents; (2) none of SSS SCA, Shurgard Guernsey, the Company or any of their Subsidiaries is in violation or default in the performance or observance of any obligation, agreement, undertaking or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease, license or other agreement or instrument to which SSS SCA, Shurgard Guernsey, the Company or any of their Subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of SSS SCA, Shurgard Guernsey, the Company or any of their Subsidiaries is subject and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such violation or default (collectively, "Agreements and Instruments"), except for such defaults under any Agreements and Instruments that have not resulted in and would not result in a Material Adverse Effect; and
(C) the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby (including without limitation the Reorganization), and the issuance and sale of the Shares have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any Tax or Lien upon any property or assets of SSS SCA, Shurgard Guernsey, the Company or any of their Subsidiaries or give rise to a termination right pursuant to, the Agreements and Instruments except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances or termination rights that, individually or in the aggregate, have not resulted in and would not result in a Material Adverse Effect, nor will such action result in any violation of the provisions of the constitutional documents of SSS SCA, Shurgard Guernsey, the Company or any Subsidiary or any applicable Law or any foreign, federal or state judgment, order, writ, decree or ruling (collectively, "Judgments").

As used herein, a "Repayment Event" means any event or condition that gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by SSS SCA, Shurgard Guernsey, the Company or any Subsidiary.

              (h) Labor and Employment Matters.
                  -----------------------------

              (1) There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure pending, or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, except for such charges or grievances that have not resulted in and would not result in a Material Adverse Effect.

              (2) There is no material Action in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing, alleging breach of any express or implied contract of employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship pending, or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries.

              (3) No employment problem, dispute, strike, slowdown, work stoppage or disturbance involving the employees of SSS SCA, Shurgard Guernsey, the Company or any of their Subsidiaries exists or, to the Knowledge of SSS SCA, Shurgard Guernsey or the Company, is imminent or threatened which has resulted in or would reasonably be expected to result in a Material Adverse Effect. No officer or employee engaged in a professional capacity and whose name is listed in Section 2.2(h) of the Company Disclosure Letter has terminated or has indicated or expressed a desire to terminate his relationship with SSS SCA, Shurgard Guernsey or the Company.

              (4) As of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened, with respect to which any current or former director, officer, employee or agent of the Company or its Subsidiaries is claiming indemnification from the Company or any of its Subsidiaries.

              (i) Employee Benefit Plans.
                  -----------------------

              (1) Section 2.2(i)(1) of the Company Disclosure Letter sets forth all material employee benefit plans and arrangements maintained for the benefit of employees of SSS SCA, Shurgard Guernsey and their Subsidiaries and their ERISA Affiliates under which SSS SCA, Shurgard Guernsey and their Subsidiaries are together responsible for more than
          (euro)150,000 in benefits or payments (the "Employee Benefit Plans"). All Employee Benefit Plans are in compliance with all applicable Laws and have been operated in material compliance with the terms thereof, including funding requirements, except for such non-compliances that, individually or in the aggregate, have not resulted in and would not result in a Material Adverse Effect. There are no material Actions pending with respect to any Employee Benefit Plans or any applicable requirements relating to such Employee Benefit Plans.

              (2) Section 2.2(i)(2) of the Company Disclosure Letter sets forth a list of all individual employment, consulting, termination, severance and other compensation agreements, arrangements and plans (other than statutorily mandated agreements, arrangements and plans), between SSS SCA, Shurgard Guernsey or their Subsidiaries and any current director, officer or employee thereof and under which the annual compensation or severance obligation is at least (euro)200,000 (collectively, the "Employment Agreements").

              (3) Each Employee Benefit Plan that is intended to be registered or qualified for Tax purposes has been registered or qualified with the applicable Governmental Entity, and, to the Knowledge of the SSS SCA and Shurgard Guernsey, no fact or event has occurred since the date of such registration or qualification that could reasonably be expected adversely to affect such registration or qualification.

              (4) Any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing Date, or otherwise with respect to periods before and through the
          Closing Date, due from SSS SCA, Shurgard Guernsey or their Subsidiaries under or on account of each Employee Benefit Plan shall have been paid prior to the Closing Date or shall have been fully reserved and provided for or accrued on Financial Statements.

              (5) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, whether alone, or in connection with any other event, will (i) result in any payment (including any retention bonuses, parachute payments or non-competition payments) becoming due to any employee or former employee or group of employees or former employees of SSS SCA, Shurgard Guernsey or their Subsidiaries; (ii) increase any benefits otherwise payable under any Employee Benefit Plan or any Employment Agreement; or (iii) result in the acceleration of the time of payment or vesting of any options or warrants. To the Company's Knowledge, neither the Company, SSS SCA nor Shurgard Guernsey are deemed to hold "plan assets" as defined by the U.S. Department Labor Regulations 2510.3-101, as modified by Section 3(42) of ERISA.

              (j) Absence of Proceedings.
                  -----------------------

              There is no material action, suit, proceeding, inquiry or investigation before or brought by any court or Governmental Entity (each, an "Action") now pending or, to the Knowledge of the Company, SSS SCA, and Shurgard Guernsey, threatened against or affecting SSS SCA, Shurgard Guernsey, the Company, any Subsidiary or any Affiliate of SSS SCA. There is no Action by the Company, SSS SCA, Shurgard Guernsey or any Subsidiary currently pending.

              (k) Possession of Intellectual Property.
                  ------------------------------------

              SSS SCA, Shurgard  Guernsey,  the Company and the Subsidiaries own
or have the right to use (and will own or have the right to use after giving effect to the Reorganization) adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, "Intellectual Property") necessary to carry on their respective businesses in each country in which SSS SCA, Shurgard Guernsey, the Company and the Subsidiaries operate, and, to the Knowledge of the Company, none of SSS SCA, Shurgard Guernsey, the Company or any of their Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with, in either case threatened or otherwise in any jurisdiction, asserted rights of others with respect to any Intellectual Property. To the Knowledge of the Company, (1) there are no conflicts with or infringements of any Intellectual Property rights of SSS SCA, Shurgard Guernsey or the Company by any Person, (2) the conduct of the business of SSS SCA, Shurgard Guernsey, the
Company and their Subsidiaries does not conflict with or infringe any Intellectual Property of any Person; and (3) there are neither any outstanding nor threatened disputes or disagreements with respect to any of the Intellectual Property.

              (l) Absence of Further Requirements.
                  --------------------------------

              No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or Governmental Entity is necessary or required for the execution and delivery of this Agreement and the Transaction Documents and the performance by SSS SCA, Shurgard Guernsey or the Company of its obligations hereunder and thereunder (including without limitation, the issuance or sale of the Shares hereunder) or the consummation of the transactions contemplated by this Agreement or the Transaction Documents (excluding any non-material formalities that may be required in relation to the Reorganization).

              (m) Possession of Licenses and Permits.
                  -----------------------------------

              Each of SSS SCA, Shurgard Guernsey, the Company and their Subsidiaries possess (and will possess after giving effect to the Reorganization) such permits, licenses, approvals, consents and other authorizations (collectively, "Governmental Licenses") issued by the appropriate regulatory agencies or bodies in the European Union or any state therein, Guernsey and other jurisdictions, as are necessary to conduct the business now operated by them, except where the failure to so possess such Governmental Licenses, singly or in the aggregate, has not resulted in and would not result in a Material Adverse Effect; (2) SSS SCA, Shurgard Guernsey, the Company and their Subsidiaries are in compliance (and will be in compliance after giving effect to the Reorganization) with the terms and conditions of all such Governmental Licenses, except where the failure to so comply, singly or in the aggregate, has not resulted in and would not result in a Material Adverse Effect; (3) all of the Governmental Licenses are (and will be after giving effect to the Reorganization) valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect, singly or in the aggregate, has not resulted in and would not result in a Material Adverse Effect; and (4) to their Knowledge neither SSS SCA, Shurgard Guernsey, the Company nor any of their Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses.

              (n) Title to Property.
                  ------------------

              (1) SSS SCA,  Shurgard  Guernsey,  the  Company  and each of their
          Subsidiaries have (and will have after giving effect to the Reorganization) good and marketable title to all real property owned by SSS SCA, Shurgard Guernsey, the Company and such Subsidiaries and set forth in the Company Disclosure Letter and good title to all other properties owned by them and set forth in the Company Disclosure Letter (collectively, the "Properties"), in each case, free and clear of all Liens, except such as do not, singly or in the aggregate, materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by SSS SCA, Shurgard Guernsey, the Company or any of their
          Subsidiaries; and all of the leases (which expression includes any letting, any underlease or sublease and any tenancy or license to occupy and any agreement for any lease, letting, underlease, sublease or tenancy under which SSS SCA, Shurgard Guernsey, the Company or any of their Subsidiaries is the tenant) under which SSS SCA, Shurgard Guernsey, the Company or any of their Subsidiaries holds properties (the premises under such leases, collectively, the "Leased Properties"), are (and will be after giving effect to the Reorganization) valid, binding, in full force and effect, and neither SSS SCA, Shurgard Guernsey, the Company nor any of their Subsidiaries has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of SSS SCA, Shurgard Guernsey, the Company or such Subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of SSS SCA, Shurgard Guernsey, the Company or any of their Subsidiaries to the continued possession of the premises held under any such lease. No written termination or notice of default has been received by the Company, SSS SCA, Shurgard Guernsey or any of their Subsidiaries under a lease, and to the Knowledge of Company, SSS SCA and Shurgard Guernsey no event has occurred which, with the giving of notice or lapse of time or both, would constitute a material default or violation thereunder or which might interfere with the quiet enjoyment of SSS SCA, Shurgard Guernsey, the Company or any of their
          Subsidiaries under any lease. After giving effect to the Reorganization, the Company will be able to conduct business of SSS SCA, Shurgard Guernsey and their Subsidiaries in substantially the same manner as the business was conducted by such Persons immediately prior to the Reorganization.

              (2) There are no (i) pending or, to the Knowledge of the Company, SSS SCA and Shurgard Guernsey, threatened (in writing) requirements by any insurance company which has issued an insurance policy covering any Property or Leased Property which require any repairs or work to be done on any Property or Leased Property, (ii) eminent domain or rezoning or proceedings that are pending or, to the Knowledge of the Company, SSS SCA and Shurgard Guernsey, threatened (in writing) with respect to any portion of any of the Properties or Leased Properties; or (iii) zoning, building, land-use, fire, safety and signage Laws or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Properties or Leased Properties or by the continued maintenance, operation or use of the parking areas related thereto, except where such matters under subsections (i), (ii) and
          (iii) above, singly or in the aggregate, has not resulted in and would not result in a Material Adverse Effect.

              (3) To the Company's Knowledge, each Property and Leased Property is in good operating condition and repair and is structurally sound, with no material alterations or repairs being required thereto under applicable Laws or insurance company requirements.

              (4) The interest of SSS SCA, Shurgard Guernsey, the Company or their Subsidiaries in any Property or Leased Property is not subject to any sales contract, option, right of first refusal or similar agreement or arrangement in favor of any Person.

              (o) Environmental Laws.
                  -------------------

              Except as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither SSS SCA, Shurgard Guernsey, the Company nor any of their Subsidiaries is (or will be after giving effect to the Reorganization) in violation of an applicable Law, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, Laws relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, "Hazardous Materials") or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, "Environmental Laws"), (B) SSS SCA, Shurgard Guernsey, the Company and their Subsidiaries have (and will have after giving effect to the Reorganization) all Governmental Licenses required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigation or proceedings relating to any Environmental Law against SSS SCA, Shurgard Guernsey, the Company or any of their Subsidiaries, and (D) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting SSS SCA, Shurgard Guernsey, the Company or any of their Subsidiaries relating to Hazardous Materials or Environmental Laws.

              (p) Passive Foreign Investment Company.
                  -----------------------------------

              The Company does not believe that Shurgard Guernsey would be a "passive foreign investment company" within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended, and the Company does not intend to operate it in a manner that would result in it being a "passive foreign investment company."

              (q) Foreign Corrupt Practices.
                  --------------------------

              To their respective Knowledge, none of SSS SCA, Shurgard Guernsey, the Company, any of their Subsidiaries or, to their respective Knowledge, any director, officer, agent, employee or other person associated with, or acting on behalf of, SSS SCA, Shurgard Guernsey, the Company or any of their Subsidiaries has (A) used any corporate funds for any unlawful contribution, gift, entertainment of unlawful expense relating to political activity; (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (C) violated any provision of the U.S. Foreign Corrupt Practices Act or any similar Law or regulation of any other jurisdiction; or (D) paid any bribe, rebate, pay-off, influence payment, kick-back or other unlawful payment. Neither the Company, SSS SCA, Shurgard Guernsey nor any of their respective Affiliates, partners, members, shareholders or other equity owners, and none of their respective officers, directors or representatives, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") (including those named on OFAC's Specially Designated and Blocked Persons List) or any other governmental action.

              (r) Insurance.
                  ----------

              Each of SSS SCA, Shurgard Guernsey, the Company and their Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as are disclosed in the Data Room. Each of SSS SCA, Shurgard Guernsey, the Company and their Subsidiaries have paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies. All such policies are valid, outstanding and enforceable and neither the SSS SCA, Shurgard Guernsey, the Company nor their Subsidiaries has agreed to modify or cancel any of such insurance policies nor has SSS SCA, Shurgard Guernsey, the Company nor their Subsidiaries received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business or such as is normal and customary in the industry of SSS SCA, Shurgard Guernsey, the Company and their Subsidiaries.

              (s) Payment of Taxes.
                  -----------------

              (1) Each of SSS SCA, Shurgard Guernsey, the Company and each Subsidiary have filed all Tax returns that are required to be filed in all jurisdictions in which they are required to so file or have duly requested extensions thereof, each such Tax return is complete and accurate in all material respects, and each of SSS SCA, Shurgard Guernsey, the Company and each Subsidiary have paid all Taxes
          (including social security contributions and transfer Taxes and duties) required to be paid by any of them in all jurisdictions, except for any such Tax that is being contested in good faith and by appropriate proceedings which in each case has been set forth in
          Section 2.2(s) of the Company Disclosure Letter.

              (2) The unpaid  Taxes of the Company and each of the  Subsidiaries
          (i) as of the date of the Financial Statements, did not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiaries in filing their tax returns. Since the date of such Financial Statements, neither the Company nor any Subsidiary has incurred or accrued any liability for Taxes arising outside the ordinary course of business.

              (3) To the Knowledge of the Company, (i) there is no current or threatened investigation of SSS SCA, Shurgard Guernsey or any Subsidiary with respect to the Tax liability of any of them in any jurisdiction and (ii) no claim has ever been made by a Tax authority in a jurisdiction in which any Subsidiary does not file Tax returns that any Subsidiary is or may be subject to taxation by that jurisdiction.

              (4) Neither the Company nor any Subsidiary (i) has ever been a party to any Tax allocation or sharing agreement or Tax indemnification agreement (other than with an Affiliate) nor (ii) has any liability for or obligation to pay Taxes of any other person (other than an Subsidiary) as a member, or prior member, of a consolidated or affiliated group, as a transferee or successor, by contract or otherwise.

              (5) Neither the Company nor any Subsidiary has waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or Tax deficiency.

              (6) All documents in the enforcement of which any Subsidiary is interested have been duly stamped and all such stamp or transfer duties, and interest and penalties thereon, have been duly paid to the extent necessary for their enforcement.

              (7) To the Company's knowledge, neither the Company nor any Subsidiary will be liable for any Tax in connection with the Reorganization.

              (8) Neither the Company nor any Subsidiary will be liable for any Tax in connection with the exercise, cancellation, redemption or other disposal of any options, shares or stock that were awarded to any employee, director or officer of the Company or any Subsidiary, where such options, shares or stock were granted before Closing.

For avoidance of doubt, none of the Company, SSS SCA or Shurgard Guernsey is making any representation or warranty regarding the amount or the ability to use any net operating losses of the Company or any of its Subsidiaries against future income or gain, or the effect of the Reorganization thereon.

              (t) Internal Accounting Controls.
                  -----------------------------

              Each  of  SSS  SCA,  Shurgard   Guernsey,   the  Company  and  the
Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management's general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. or other applicable GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management's general or specific authorizations; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

              (u) Compliance with Laws.
                  ---------------------

              Each of SSS SCA, Shurgard Guernsey, the Company and the Subsidiaries is in material compliance with any Judgments and all applicable Laws, except for non-compliance where remedies, singly or in the aggregate, would not be criminal and have not resulted in and would not reasonably be expected to result in an adverse effect on the business or operations of the Company, SSS SCA, Shurgard Guernsey, and their respective Subsidiaries, taken as a whole. .

              (v) Material Contracts.
                  -------------------

              (1) Neither the Company, SSS SCA, Shurgard Guernsey, nor any of its Subsidiaries is a party to or bound by:

              (A) any Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests;

              (B) any Contract relating to development, construction, capital expenditures or purchases of material, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) in each case requiring aggregate payments during their remaining term following the Closing Date in excess of
          (euro)7,500,000, for any Contract relating to the development of properties, or (euro)2,000,000 for any such other Contract;

              (C) any Contract, except in case of any Contract with an Affiliate, relating to (i) indebtedness in excess of (euro)1,500,000,
          (ii) any guarantee or assumption of other obligations or reimbursement of any maker of a letter of credit except for agreements entered into in the ordinary course of business that relate to obligations which do not exceed (euro)1,500,000 in the aggregate for all such agreements;

              (D) any Contract limiting in any material respect the ability to engage in its current business or to compete in such business with any Person;

              (E) any Contract or executed binding letter of intent involving the future disposition or acquisition of Properties for an amount that exceeds (euro)7,500,000, or any merger, consolidation or similar business combination transaction, except in connection with the Reorganization;

              (F) any Contract involving any joint venture, partnership, strategic alliance, shareholders' agreement or joint development arrangement (other than Contracts with respect to indebtedness), in each case involving aggregate payments or obligations in excess of
          (euro)1,000,000;

              (G) any Contract involving any resolution or settlement of any actual litigation, arbitration, claim or other dispute which has not been fully performed, other than, in each case, any such Contracts concerning the routine collection of debts entered into in the ordinary course of business and other than, in each case, providing for payments in an amount less than (euro)1,000,000;

              (H) other than the constitutional documents, any Contract providing for continuing indemnification of any of directors, officers or employees (except, in each case, for reimbursement of employment related costs or expenses in the ordinary course);

              (I)  any  guarantee  of  third  party  obligations  in  excess  of
          (euro)750,000;

              (J) any management  agreement to which it is a party as a manager;
          or

              (K) any lease for real property in which the amount of payments required to be made on an annual basis exceeds (euro)500,000.

                  The foregoing Contracts are collectively referred to herein as the "Material Contracts." Notwithstanding anything above, Material Contracts shall not include any Contract that (1) is terminable upon less than 6-months notice without penalty or premium, (2) will be fully satisfied at or prior to the Closing or (3) provides for aggregate payments of less than (euro)750,000 during the remaining term of such Contract following the Closing Date.

              (2) Each Material Contract is (and will be after giving effect to the Reorganization) valid and enforceable in accordance with its terms and is in full force and effect, in each case in all material respects. To the Knowledge of the Company, SSS SCA and Shurgard Guernsey, neither the Company, SSS SCA, Shurgard Guernsey nor any of its Subsidiaries are (or will be after giving effect to the Reorganization) in material breach or default, and neither the Company, SSS SCA, Shurgard Guernsey nor any of its Subsidiaries has received any written notice that it, or any other party, is in material breach or default under any of the Material Contracts.

              (w) Affiliate Transactions.
                  -----------------------

              Except as contemplated by the Reorganization or in the ordinary course of business and at arm's length, since December 31, 2007, there have been no transactions or series of related transactions, between an officer, director, employee, stockholder or any other Affiliate of the Company, SSS SCA, Shurgard Guernsey and their Subsidiaries on the one hand and any of the Company, SSS SCA, Shurgard Guernsey and their Subsidiaries on the other hand (after reasonable inquiry). True and complete copies of any Contracts relating to any such consummated transactions have been delivered or made available to the Investor prior to the date hereof.

              2.3 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR. The Investor hereby represents and warrants to the Company that:


              (a) ORGANIZATION AND AUTHORITY. The Investor is a governmental plan validly existing under the Laws of the State of New York and has all requisite power and authority to carry on its business as presently conducted.

              (b) AUTHORIZATION. The Investor has the power and authority to enter into the Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents by the Investor and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Office of the New York State Comptroller and no further approval or authorization by any Person or entity is required. Subject to such approvals of Governmental Entities as may be required by statute or regulation, the Transaction Documents are valid and binding obligations of the Investor enforceable against the Investor in accordance with their respective terms.

              Neither the execution, delivery and performance by the Investor of the Transaction Documents, nor the consummation of the transactions contemplated thereby, nor compliance by the Investor with any of the provisions thereof, will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Investor under (other than Permitted Liens), any of the material terms or provisions of any Contract to which the Investor is a party or by which any of its properties or assets are bound, or (B) any Law or Judgment, in each case applicable to the Investor or its properties or assets, other than any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

              As used in this Agreement, "Investor Material Adverse Effect" means any change, effect, event, occurrence or state of facts that prevents or materially impedes, interferes with, hinders or delays, or would reasonably be expected to prevent, materially impede, hinder or delay, the consummation of the Subscription by the Investor.

              (c) Purchase for Investment. The Investor acknowledges that the Shares have not been registered under the Securities Act and the rules and regulations promulgated thereunder or under any state securities Laws and that there is no public or other market for the Shares. The Investor (i) is acquiring the Shares for its own account pursuant to an exemption from registration under the Securities Act solely for investment and not with a view to distribution in violation of the securities Laws, (ii) will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision and (iv) is an Accredited Investor (as that term is defined by Rule 501 under the Securities Act).

              (d) FINANCIAL CAPABILITY. At Closing, the Investor will have available funds to make the Subscription on the terms and conditions contemplated by this Agreement.

              (e) LITIGATION. As of the date hereof, there is no suit, action, proceeding investigation or review pending or, to the Knowledge of the Investor, threatened, and no Judgment outstanding, against the Investor or any of its Affiliates that, individually or in the aggregate, would reasonably be expected to have an Investor Material Adverse Effect.

              (f) ABSENCE OF FURTHER REQUIREMENTS. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity or any other Person is necessary or required for the performance by the Investor or any of its Affiliates of its obligations hereunder, in connection with the issuance or sale of the Shares hereunder or the consummation of the transactions contemplated by this Agreement or the Transaction Documents, except such as have been already obtained, other than such authorizations, approvals, consents, licenses, orders, registrations, qualifications or decrees the failure of which to make or obtain would not be reasonably likely to result in an Investor Material Adverse Effect.

              (g) BROKERS AND FINDERS. Neither the Investor nor its Affiliates or any of their respective officers, directors or employees has incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees which are or will become, in whole or in part, an obligation of the Company, Shurgard Guernsey, SSS SCA or any of their respective Subsidiaries or Affiliates.

              (h) ACCREDITED INVESTOR. Each of the Investor and its financial advisor has a pre-existing commercial relationship with Public Storage or its Affiliates. The Investor has been provided with, evaluated and relied upon certain documents and information to assist it in making a decision with respect to the execution of the Transaction Documents. The Investor acknowledges that it and its representatives and agents have had a full opportunity to meet with the officers and employees of Public Storage, SSS SCA and their Affiliates to discuss the Shurgard Europe business. As of the Closing, the Investor acknowledges that it has conducted to its satisfaction an independent investigation of the Company, SSS SCA, Shurgard Guernsey and their Subsidiaries and, in making its determination to proceed with the transaction contemplated by this Agreement, the Investor has relied on the results of its own independent investigation and verification and the representations and warranties of the Company, SSS SCA, Shurgard Guernsey and Public Storage expressly and specifically set forth in this Agreement.

              2.4 REPRESENTATIONS AND WARRANTIES OF PUBLIC STORAGE. Public Storage hereby represents and warrants to the Company and the Investor that:

              (a) ORGANIZATION AND AUTHORITY. Public Storage is a real estate investment trust duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted.

              (b) AUTHORIZATION. Public Storage has the corporate power and authority to enter into the Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents by Public Storage and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Public Storage's board of directors and no further approval or authorization by any Person or entity is required. Subject to such approvals of Governmental Entities as may be required by statute or regulation, the Transaction Documents are valid and binding obligations of Public Storage enforceable against Public Storage in accordance with their respective terms.

              Neither the execution, delivery and performance by Public Storage of the Transaction Documents, nor the consummation of the transactions contemplated thereby, nor compliance by Public Storage with any of the provisions thereof, will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under Public Storage's declaration of trust or bylaws.

              (c) PURCHASE FOR INVESTMENT. Public Storage acknowledges that the Shares have not been registered under the Securities Act and the rules and regulations promulgated thereunder or under any state securities Laws and that there is no public or other market for the Shares.
          Public Storage (1) is acquiring the Shares for its own account pursuant to an exemption from registration under the Securities Act solely for investment and not with a view to distribution in violation of the securities Laws, (2) will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision and (4) is an Accredited Investor (as that term is defined by Rule 501 under the Securities Act).

                                  ARTICLE III

                                    COVENANTS

              3.1 FILINGS; OTHER ACTIONS. Each of the Investor and SSS SCA will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement. Each of the Investor and the SSS SCA will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

              3.2 [RESERVED]

              3.3 LEGEND. (a) The Investor agrees that all certificates or other instruments representing the Shares subject to this Agreement will bear a legend substantially to the following effect:

              THE  SECURITIES  REPRESENTED  BY THIS  INSTRUMENT  HAVE  NOT  BEEN
            REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES

            LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE LIMITED LIABILITY COMPANY AGREEMENT OF THE ISSUER OF SUCH SECURITIES (THE "COMPANY"). A COPY OF THE PROVISIONS OF SUCH AGREEMENT SETTING FORTH SUCH RESTRICTIONS ON TRANSFER WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON REQUEST.

              (b) The Investor acknowledges that the Shares have not been registered under the Securities Act or under any state securities Laws and agrees that it will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws.

              3.4 REORGANIZATION. At or prior to the Closing, the Company and SSS SCA shall, and shall cause their applicable Affiliates to, take the actions required to complete the Reorganization.

              3.5 EMPLOYEE COMPENSATION PLAN. At or prior to the Closing, the Company shall adopt an employee compensation plan substantially in the form attached hereto as Annex A.

              3.6 FEES AND EXPENSES. Except as otherwise provided herein or in the LLC Agreement, each of the parties will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated under the Transaction Documents or any due diligence conducted in connection therewith, including fees and expenses of its own financial or other consultants, investment bankers, accountants, counsel, tax advisors, engineers and structural consultants. Each of the Investor and the Company shall be responsible for one-half of any transfer, sales, use, value added, stamp, recording, registration and similar fees or taxes imposed with respect to the Subscription .

              3.7 PUBLICITY. None of Public Storage, the Company, SSS SCA, Shurgard Guernsey, or the Investor shall issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement except as mutually agreed to by the Company and the Investor; except for any press release or public announcement as may be required by applicable Law, court process or any listing agreement with the New York Stock Exchange, in which case such Person will use reasonable efforts not to issue any such press release or public announcement without consulting the others.

              3.8 CONFIDENTIALITY. Subject to the LLC Agreement, the Investor will hold, and will cause its respective Subsidiaries and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirement of Law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, "Information") concerning the Company, Shurgard Guernsey, SSS SCA or any of their Subsidiaries furnished to it by the Company or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been
          (1) previously known by the Investor on a non-confidential basis, (2) in the public domain through no fault of the Investor or (3) later lawfully acquired from other sources by the Investor), and the Investor shall not release or disclose such Information to any other person, except its to auditors, attorneys, financial advisors, and other consultants and advisors. In addition, all information furnished to Investor and its representatives and all analyses, compilations, data, studies or other documents prepared by Investor or its representatives containing or based in whole or in part on any such furnished information or reflecting Investor's review of, or interest in, the Company shall be subject to the Confidentiality Agreement between the Company and the Investor (the "Confidentiality Agreement").

              3.9 LLC AGREEMENT. At the Closing, the Investor and Public Storage shall, and shall cause the New York State Common Retirement Fund and Shurgard Holdings to, adopt an amended and restated limited liability company agreement for the Company substantially in the form attached hereto as Annex B.

              3.10 POSSIBLE LOCAL RULING OR RESTRUCTURING. Within 30 days of the Closing, the parties hereto and their advisors will together assess the advisability of applying to the relevant French tax authority for a favorable ruling confirming that (i) the real properties located in France and held either directly or indirectly by the Company's French subsidiaries are used by certain or all of them for the purposes of a non-real estate business within the meaning of Section 990 E 2(degree)
          (a) of the French General Tax Code (the "FTC") and therefore that (ii) any entity holding either directly or indirectly said real properties located in France shall not be liable for the French 3% tax set forth in Section 990 D et seq. of the FTC (the "3% Tax"). Unless the Investor decides in its sole discretion not to apply for such a ruling, or a favorable ruling has been received by December 1, 2008, the Company will, at its expense, prior to the end of 2008, restructure its ownership or operations in a manner designed to avoid the application of the 3% Tax, with that restructuring to be implemented so as to minimize adverse effects to the Company, its Subsidiaries and the other parties hereto.

              3.11 LEGAL OPINION. At the Closing, the Investor shall receive the opinion of John S. Baumann, chief legal officer of Public Storage, and David Goldberg, special counsel to Public Storage, addressed to the Investor, dated as of the Closing Date, in the form attached hereto as Exhibit A.

                                   ARTICLE IV

                                   [RESERVED]

                                   ARTICLE V

                                 INDEMNIFICATION

              5.1 SURVIVAL PERIODS. All representations and warranties of the parties hereto contained in this Agreement shall survive the Closing for a period of one (1) year following the date of the Closing; provided, that the representations and warranties contained in Sections 2.2(c), (e), (f) and (s) and Sections 2.3(a) and (b) shall survive the Closing until the expiration of the applicable statute of limitations underlying any such claim. In the event that an Indemnified Party (as defined below) provides written notice in accordance with Section 5.3 to the Indemnifying Party (as defined below) within the applicable period of time set forth in the first sentence of this Section 5.1, and such claim shall not have been finally resolved before the expiration of the applicable period referred to in the first sentence of this Section 5.1, any representation or warranty that is the basis for such claim shall continue to survive and shall remain a basis for indemnity only as to such specific claim (but as to no other claim) until such claim is finally resolved. This Section
5.1 shall not limit any covenant or agreement of the parties contained in this Agreement which by its terms contemplates performance after the Closing, and shall not extend the applicability of any covenant or agreement of the parties contained in this Agreement which by its terms solely relates to the period between the date hereof and the Closing.

              5.2  INDEMNIFICATION.  (a) Subject to the other provisions of this
Article V and the accuracy of the representation in Section 2.1(b), from and after the Closing, Public Storage shall indemnify, defend and hold harmless the Investor and its officers, directors, members, employees, agents, successors and assigns (the "Investor Group") from and against any and all costs and expenses (including reasonable attorney's fees), suits, proceedings, judgments, settlements, fines, losses, claims, liabilities, interest, awards, penalties, demands, assessments and damages (including actual losses to the Company but excluding punitive, special, exemplary, consequential, incidental or indirect damages regardless of legal theory other than to the extent such amounts are required to be paid to a third party) (collectively, "Damages") to the extent relating to or arising out of (i) any breach of any representation or warranty made by Public Storage, the Company, Shurgard Guernsey or SSS SCA in this Agreement; provided that the matters disclosed in Section 2.2(j)(2)(b) - (f), 2.2(j)(3), 2.2(j)(4), 2.2(n)(5)(a), 2.2(o) or 2.2(s) of the Company Disclosure
Letter shall not constitute exceptions to the representations and warranties to the extent that, and Public Storage shall, pursuant to this Section 5.2, indemnify the Investor Group for the amount by which, (x) the aggregate Damages (excluding attorneys' fees solely for purposes of determining whether the following threshold has been met) from any breaches of any representations or warranties made by Public Storage, the Company, Shurgard Guernsey or SSS SCA in this Agreement relating to or arising out of such matters (A) actually incurred on or prior to March 15, 2009 or (B) expected to be incurred as of March 15, 2009 such that the Company would be required in accordance with applicable international accounting standards to increase the reserve for such matter (provided that, in the case of this clause (B), Public Storage shall only be required to indemnify the Indemnified Parties for Damages if and when such Damages are actually incurred) exceeds (y) the aggregate amount of the reserves for the matters described in clauses (A) and (B) above reserved for in the December 31, 2007 financial statements, and, notwithstanding anything to the contrary contained herein, the Investor's Knowledge of such matter shall not preclude any claim for Damages hereunder, or (ii) breach of or the failure to perform any covenant, agreement or undertaking, made by or on behalf of the Company, Shurgard Guernsey, SSS SCA or Public Storage under this Agreement, required to be taken prior to the Closing. For purposes of this Agreement, Damages incurred by the Company or its Subsidiaries shall be deemed to be Damages to the Investor in proportion to its then-current ownership percentage of the Company.

              (b) The Investor shall indemnify and hold harmless the Company, Shurgard Guernsey, SSS SCA and their officers, directors, members, employees, agents, successors and assigns (the "Seller Group") from any Damages to the extent caused by (i) any breach of any representation or warranty made by the Investor in this Agreement, or (ii) breach of or the failure to perform any covenant, agreement or undertaking, made by or on behalf of the Investor under this Agreement, required to be taken prior to the Closing.

              (c) For purposes of this Agreement, the term "Indemnified Party" shall mean the Investor Group or Seller Group, as applicable, that is entitled to indemnification under Section 5.2 which shall incur or suffer any Damages in respect of which indemnification may be sought pursuant to the terms of this
Article V. For purposes of this Agreement, Damages shall be calculated after giving effect to any amounts actually recovered from third parties, including amounts actually recovered under insurance policies with respect to such Damages (net of any costs of such recovery, out-of pocket prosecution costs and similar costs). Any Indemnified Party having a claim under these indemnification provisions shall make a good faith effort to recover all losses, costs, Damages and expenses from insurers of such Indemnified Party under applicable insurance policies so as to reduce the amount of any Damages hereunder.

              5.3 CLAIMS. If an Indemnified Party intends to seek indemnification pursuant to this Article V with respect to third party claims, such Indemnified Party shall promptly provide written notice to the party from whom indemnification is being sought (the "Indemnifying Party"), in writing in accordance with Section 6.5 hereof of such claim describing such claim in reasonable detail including the sections of this Agreement which form the basis for such claim; copies of all material written evidence thereof and the estimated amount of the Damages that have been or may be sustained by an Indemnified Party; provided that the failure to provide such notice shall not affect the obligations of the Indemnifying Party unless it is actually materially prejudiced thereby, subject, however, to the time periods specified in Section 5.1 hereof. The Indemnifying Party may assume the defense and control of any third party claim if it provides notice to the Indemnified Party within ten (10) Business Days from the date on which the Indemnifying Party received notice of the third party claim, subject to the terms and conditions of this Agreement, and if it so elects the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, but the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such third party claim with its own counsel and at its own expense; provided that if the Indemnified Party is advised in writing by counsel chosen by it that a conflict of interest would exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party, then the applicable Indemnified Parties shall be entitled to participate in any such defense with one separate counsel for all Indemnified Parties at the reasonable expense of the Indemnifying Party. The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnified Party; provided, however, that the consent of the Indemnified Party shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release of the Indemnified Party from all liability in respect of such third party claim, (ii) there is no finding or admission of (A) any violation of Law by the Indemnified Party (or any Affiliate thereof), and (B) no material effect on any other Action or claims of a similar nature that may be made against the Indemnified Party (or any Affiliate thereof), and (iii) the sole form of relief is monetary damages that are paid in full by the Indemnifying Party. The Indemnified Party will provide reasonable cooperation in the defense of the Third Party Claim.

              5.4 Limitation of Liability.
                  ------------------------

              (a) In no event shall Public Storage be liable for indemnification pursuant to Section 5.2 unless and until the amount of an individual claim exceeds (euro)50,000 (each claim so in excess of (euro)50,000, a "Qualifying Claim") and the aggregate of all such Qualifying Claims result in total Damages which are incurred or suffered by the Investor Group that exceed 0.5% of the Subscription Price (the "Threshold"), in which case the Investor shall be entitled to indemnification for the entirety of the aggregate of all such Qualifying Claims; and provided, however, that the aggregate liability of Public Storage pursuant to Section 5.2 shall not be in excess of an aggregate amount of 5% of the Subscription Price (the "Cap"). Neither the Threshold nor the Cap shall be applicable to Public Storage's liability for indemnification with respect to Damages relating to or arising out of (i) acts of fraud or willful misrepresentation or (ii) any breach of the representations of the Company, Shurgard Guernsey or SSS SCA contained in Sections 2.2(c), (e) and (f).

              (b) In no event shall the Investor be liable for indemnification pursuant to Section 5.2(c) for any claim unless and until the aggregate of all Qualifying Claims result in total Damages which are incurred or suffered by the Seller Group exceed the Threshold, in which case the Seller Group shall be entitled to indemnification for the entirety of the aggregate of all such Qualifying Claims; and provided, however, that the aggregate liability of the Investor pursuant to Section 5.2(c) shall not be in excess of the Cap. Neither the Threshold nor the Cap shall be applicable to the Investor's liability for indemnification with respect to Damages relating to or arising out of (i) acts of fraud or willful misrepresentation or (ii) any breach of the representations of the Investor contained in Sections 2.3(a) and (b); provided, however, that the aggregate liability of the Investor for indemnification with respect to Damages relating to or arising out of any breach of the representations of the Investor contained in Sections 2.3(a) and (b) shall not be in excess of the Subscription Price. Notwithstanding anything to the contrary contained in this Agreement, the Investor's aggregate liability under this Article V shall not exceed the Subscription Price.

              (c) No Indemnified Party shall be entitled to any recovery under this Article V in respect of any Damages to the extent that such recovery would constitute a duplicative payment of amounts recovered as a purchase price adjustment pursuant to Section 1.2.

              5.5 SOLE REMEDY/WAIVER. The parties hereto acknowledge and agree that, in the event that the Closing occurs, the remedies provided for in this Agreement shall be the parties' sole and exclusive monetary remedy for any breach of the representations and warranties and covenants, undertakings and agreements contained in this Agreement other than for a claim of fraud and except that nothing in this Section 5.5 shall prevent a party from seeking specific performance in accordance with Section 6.12.

                                   ARTICLE VI

                                  MISCELLANEOUS

              6.1 AMENDMENT. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party.

              6.2 WAIVER. The conditions to each party's obligation to consummate the Subscription are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. No waiver will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

              6.3 COUNTERPARTS AND FACSIMILE. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

              6.4 GOVERNING LAW; JURISDICTION. This Agreement will be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

              6.5 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

              (a) If to the Investor:

                           New York State Common Retirement Fund
                           Division of Pension Investment and Cash Management Office of the State Comptroller
                           59 Maiden Lane, 30th Floor
                           New York, NY 10038
                           Attention: David Riley
                                      David Tepperman

                      with a copy to:

                           Morgan, Lewis & Bockius LLP
                           101 Park Avenue
                           New York, New York 10178
                           Attention: Louis H. Singer, Esq.

                      with a copy to:

                           Heitman International
                           International Business Center
                           Al. Armii Ludowej 14
                           Warsaw, Poland 00-638
                           Attention: Dennis Dart

                      with a copy to:

                           Heitman
                           191 N. Wacker Drive
                           Chicago, IL 60606
                           Attention: Jerome J. Claeys
                                      Howard Edelman

              (b) If to the Company, SSS SCA, Shurgard Guernsey:

                           Shurgard Self Storage SCA
                           Quai du Commerce
                           48 Handelskaai
                           1000 Brussels, Belgium
                           Telecopy:  +32-2-229-5655
                           Attn:   Steven De Tollenaere
                                   Kris Van Mieghem, Esq.

                      with a copy to:

                           Public Storage
                           701 Western Avenue
                           Glendale, California  91201
                           Telecopy:  (818) 548-9288
                           Attention:  John Reyes
                                       Stephanie G. Heim, Esq.

                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York  10019-6150
                           Telecopy:  (212) 403-2000
                           Attn:   Adam O. Emmerich, Esq.
                                   David E. Shapiro, Esq.

              (c) If to the Public Storage:

                           Public Storage
                           701 Western Avenue
                           Glendale, California  91201
                           Telecopy:  (818) 548-9288
                           Attention:  John Reyes
                                       Stephanie G. Heim, Esq.

                      with a copy to:

                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York  10019-6150
                           Telecopy:  (212) 403-2000
                           Attn:   Adam O. Emmerich, Esq.
                                   David E. Shapiro, Esq.


              6.6 ENTIRE AGREEMENT. (a) This Agreement (including the Annexes and Disclosure Letters hereto), together with the other Transaction Documents, constitutes the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.

              6.7 ASSIGNMENT. This Agreement will not be assignable by any party hereto, by operation of Law or otherwise, without the written consent of the other parties hereto (any attempted assignment in contravention hereof being null and void).

              6.8 Definitions.
                  ------------

              (a) The term "Subsidiary" means, with respect to any Person, those Persons of which such person owns an amount of the voting securities, other voting rights or voting partnership interests sufficient to elect at least a majority of the board of directors or other governing body or, if there are no such voting interests, persons of which such person owns or controls more than 50% of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent. It is understood and agreed that the Subsidiaries of the Company shall be deemed to include each Person that is a Subsidiary of the Company after giving effect to the Reorganization.

              (b) The term "Affiliate" means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, "control" when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.

              (c) The term "Knowledge" or any similar formulation of Knowledge shall mean, (i) in the case of the Company, Shurgard Guernsey, SSS SCA or any of their Subsidiaries, the actual knowledge of Ronald L. Havner, Jr., John Reyes, Steven De Tollenaere, Kris Van Mieghem and Jean Kreusch and (ii) in the case of the Investor, the actual knowledge of Marjorie Tsang, David Tepperman, Jerome Claeys, John Clement, Howard Edelman, Theresa Ranck and Byron Balch.

              (d) The term "Law" shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, code, order, injunction, arbitration award, agency requirement, license or permit of any Governmental Entity.

              (e) The term "Tax" or "Taxation" means all forms of taxation, including (without limitation) any charge, tax, duty, levy, impost, withholding, contribution or liability wherever chargeable imposed for support of national, state, federal, municipal or local government or any other person and any penalty, fine, surcharge, interest, charges or costs payable in connection therewith.

              (f) The term "Person" means any corporation, association, partnership, limited liability company, joint venture, organization, individual, business, trust or any other entity or organization of any kind or character, including a Governmental Entity.

              (g) The term "Contract" means, with respect to any Person, any written contract, agreement, understanding or other instrument or obligation to which such Person is a party or by which such Person or such Person's properties or assets are or may be bound.

              (h) The term "Loan Agreements" means, collectively and each individually, (i) the Second Amended and Restated Terms and Conditions of the Bonds Issued by SSS SCA (the "SSS SCA Bonds"), effective as of the March 31,

2008, (ii) the Subscription Agreement by and between Public Storage and PS LPT Properties Investors, a Maryland business trust (together, the "Subscribers") and SSS SCA, made on March 31, 2008, (iii) the Amendment Agreement by and between the Subscribers, SSS SCA, and the Guarantors (as defined therein), made on March 31, 2008, (iv) the Abstract Guarantee executed by each Guarantor in relation to the SSS SCA Bonds, (v) the Terms and Conditions of the Bonds Issued by SSC Lux (the "SSC Lux Bonds"), effective as of the March 31, 2008, (vi) the Subscription Agreement by and between Public Storage and SSC Lux, made on March 31, 2008 and (vii) the Abstract Guarantee executed by the relevant Guarantors in relation to the SSC Lux Bonds.

              6.9 CAPTIONS. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

              6.10 SEVERABILITY. If any provision of this Agreement or the application thereof to any person (including, without limitation, the officers and directors of the Investor and the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

              6.11 NO THIRD PARTY BENEFICIARIES. With the exception of Section 5.2, nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto or permitted transferees of the Investor, any benefit right or remedies.

              6.12 SPECIFIC PERFORMANCE. The transactions contemplated by this Agreement are unique. Accordingly, the Company and the Investor acknowledge and agree that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided that such party hereto is not in material default hereunder. The parties hereto agree that, if for any reason a party shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such nonperforming party shall be entitled to specific performance and injunctive and other equitable relief, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party may have against another party for any failure to perform its obligations under this Agreement including the right to seek damages for a material breach of any provision of this Agreement.

              6.13 . AUTHORSHIP. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.


                            [Signature pages follow]

              IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

              SHURGARD SELF STORAGE EUROPE LIMITED



                                By:  /s/ John Reyes
                                    -------------------------------------------
                                    Name: John Reyes
                                    Title:   Director

                                SHURGARD SELF STORAGE SCA
                                represented by:


                                By:  /s/ Ronald L. Havner, Jr.
                                    -------------------------------------------
                                    Name:  Self Storage Management Belgium BVBA
                                    Title: Executive General Manager
                                           represented by:
                                    Name:  Ronald L. Havner, Jr.
                                    Title: Permanent Representative

                                SHURGARD EUROPEAN HOLDINGS LLC

                                By: Shurgard Storage Centers, LLC,
                                    a Delaware limited liability company
                                    its:  Managing Member

                                    By:  /s/ John S. Baumann
                                        ---------------------------------------
                                    Name:  John S. Baumann
                                    Title: Senior Vice President

                                PUBLIC STORAGE

                                    By: /s/ John S. Baumann
                                        ---------------------------------------
                                    Name:  John S. Baumann
                                    Title: Senior Vice President
                                           Chief Legal Officer

                                    THOMAS P. DINAPOLI, COMPTROLLER OF
                                      THE STATE OF NEW YORK, AS TRUSTEE
                                      OF THE COMMON RETIREMENT FUND

                                      By: /s/ Raudline Etienne
                                          -------------------------------------
                                          Name: Raudline Etienne
                                          Title:CIO and Deputy Comptroller